FOR IMMEDIATE RELEASE
Date: October 27, 2006
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 1st QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”), the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended September 30, 2006 totaled $221,000, or $0.59 per diluted share, compared to net income of $274,000, or $0.73 per diluted share for the quarter ended September 30, 2005.
     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended September 30, 2006. The dividend will be payable November 16, 2006 to shareholders of record as of November 6, 2006.
     Annualized return on average assets and annualized return on average equity during the quarter ended September 30, 2006 were 0.69% and 6.61%, respectively, compared to 0.80% and 8.57%, respectively, for the comparable prior year quarter.
     Net interest income decreased $63,000 to $1.26 million in the quarter ended September 30, 2006 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to an $8.8 million decrease in the average balance of interest earning assets to $122.7 million compared with the prior year period. The Company’s interest rate spread decreased slightly to 3.77% for the quarter ended September 30, 2006 from 3.78% for the prior year period.
     Non-interest income decreased $68,000 to $197,000 in the quarter ended September 30, 2006 as compared to the prior year quarter. The primary factors for the decrease in non-interest income were a $51,000 decrease in loan fees and service charges and an $18,000 decrease in deposit related fees offset by a $17,000 increase in gain on the sale of loans. The decrease in loan fees and service charges is primarily attributed to a decline in loans originated for the portfolio.
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     Non-interest expense decreased $51,000 to $1.12 million in the quarter ended September 30, 2006 as compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $20,000 decrease in computer software and support expense, a $17,000 decrease in staffing costs, a $15,000 decrease in professional fees and a $10,000 decrease in data processing fees, offset by a $13,000 increase in office occupancy expense. The decrease in staffing costs is primarily attributed to a $21,000 decrease in loan origination commissions and a $12,000 decrease in payroll expenses, offset by a $16,000 increase in the cost of employee benefits.
     Non-performing assets were .22% of total assets at September 30, 2006 and consisted of $278,000 in non-performing loans compared to $327,000 in non-performing loans, or .25% of total assets, at June 30, 2006. The allowance for loan losses increased $6,000 during the quarter due to net recoveries and amounted to $422,000, or 0.46% of total loans, at September 30, 2006. The Company made no loan loss provisions during the quarter ended September 30, 2006. At September 30, 2006 the Company’s ratio of allowance for loan losses to non-performing loans was 151.73% compared to 127.27% at June 30, 2006.
     At September 30, 2006 the Company’s assets totaled $125.8 million, compared to total assets of $130.8 million at June 30, 2006. Net loans receivable declined $1.9 million to $90.6 million at September 30, 2006. Total deposits for the quarter ended September 30, 2006 decreased $4.5 million to $111.4 million. The net decrease in deposits is primarily attributed to increased competition for deposit accounts in the current interest rate environment.
     Stockholders’ equity in the Company totaled $13.5 million at September 30, 2006 resulting in a book value per common share of $36.14 based upon 372,600 shares outstanding. At September 30, 2006 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.88% and a risk-based capital ratio of 20.62%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	September 30,	June 30,
	2006	2006
	(Unaudited)

Total assets	$125,758,241	130,817,349
Loans receivable, net	90,630,294	92,544,573
Mortgage-backed securities	1,622,353	1,684,228
Cash and cash equivalents	8,069,420	11,259,904
Investment securities	20,938,000	21,021,975
Deposits	111,445,203	115,971,229
Stockholders’ equity	13,464,887	13,296,084

PER SHARE DATA:
Book value per common share at period end	$36.14	$35.68

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.31%	.35%
Non-performing assets to total assets	.22%	.25%
Allowance for loan losses to non-performing loans	151.73%	127.27%
Allowance for loan losses to total loans	.46%	.45%

SELECTED OPERATIONS DATA:	Three Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Total interest income	$1,747,749	1,694,124
Total interest expense	492,674	376,199

Net interest income.	1,255,075	1,317,925
Provision for loan losses	—	—

Net interest income after provision for loan losses	1,255,075	1,317,925

Non-interest income.	197,405	265,321
Non-interest expense	1,117,268	1,168,324

Income before income taxes	335,212	414,922
Income tax expense	113,972	141,073

Net income	$221,240	273,849

PER SHARE DATA:
Earnings per basic share	$0.59	0.73
Earnings per diluted share	$0.59	0.73
Dividends declared per common share	$0.24	0.22

SELECTED OPERATING RATIOS:
Annualized return on average assets.	0.69%	0.80%
Annualized return on average equity.	6.61%	8.57%
Annualized operating expenses to average total assets	3.51%	3.40%
Interest rate spread during the period	3.77%	3.78%
Net interest margin.	4.09%	4.01%
Average interest-earning assets to average interest-bearing liabilities	120.21%	119.68%